Exhibit 21.1


                                            Liberty Technologies, Inc.
                                                   Subsidiaries



The following are subsidiaries of the Company:

Liberty Technical Services, Inc.
LTH (Delaware), Inc.
Beta Monitors & Controls Ltd.
Beta Monitors International
Liberty International, Inc.
Liberty International Sales, Inc.
Liberty Imaging Systems, Inc.